Exhibit 23.2







                       Independent Auditors' Consent


The Board of Directors
Sealed Air Corporation:


We consent to the use of our reports dated January 18, 1995 on the consolidated financial statement and related schedule of Sealed Air Corporation and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.
Our report on the aforementioned consolidated financial statements refers to a change in the Company's method of accounting for income taxes in 1993.


                                         KPMG Peat Marwick LLP

Short Hills, New Jersey
April 26, 1995